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                                                                    EXHIBIT 22.1

                  SUBSIDIARIES OF FIRST REPUBLIC BANCORP INC.

First Republic Bancorp Inc. has the following wholly-owned subsidiaries as of this date:

  1. First Republic Thrift & Loan-a California state chartered industrial banking company.

  2. First Republic Savings Bank-a Nevada state chartered industrial banking company

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